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                 THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT


     This THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT (this "Amendment") is made as of January 22, 1997, by and among MIDDLEBY MARSHALL INC., a Delaware corporation having its principal place of business and chief executive office at 1400 Toastmaster Drive, Elgin, Illinois 60120 ("MMI"), ASBURY ASSOCIATES, INC., a Florida corporation having its chief executive office at 3810 Executive Way, Miramar, Florida 33025 ("AAI"), VICTORY REFRIGERATION COMPANY, a Delaware corporation having an office at 1400 Toastmaster Drive, Elgin, Illinois 60120 ("Victory"), VICTORY INTERNATIONAL, INC., a Delaware corporation having an office at 1400 Toastmaster Drive, Elgin, Illinois 60120 ("Victory International"), the lenders who are or who may from time to time become signatories hereto ("Lenders"), and SANWA BUSINESS CREDIT CORPORATION, a Delaware corporation having an office at One South Wacker Drive, Chicago, Illinois 60606 ("SBCC"), as agent for the Lenders hereunder (SBCC, in such capacity, being "Agent"). MMI, AAI, Victory and Victory International are sometimes hereinafter collectively referred to as "Borrowers" and individually as a "Borrower".


                                R E C I T A L S:

     A. MMI, AAI, Lenders and Agent are party to that certain Loan and Security Agreement dated as of January 9, 1995 and MMI, AAI, Victory, Victory International, Lenders and Agent are party to that certain First Amendment to Loan and Security Agreement dated as of March 28, 1996 (the "First Amendment") and that certain Second Amendment to Loan and Security Agreement dated as of December 26, 1996 (as amended, the "Loan Agreement") which, as amended, provides for a total credit facility of up to $42,500,000 in the form of a revolving line of credit, a term

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loan, a capital  expenditure  loan and a commitment  to issue letters of credit.
Capitalized terms not otherwise defined herein shall have the respective meanings assigned thereto in the Loan Agreement.

     B. MMI, AAI, Victory and Victory International have determined that it is in the best interest of the Borrowers to have Victory sell substantially all of its assets (the "Victory Assets") to Victory Acquisition Group L.L.C. ("Purchaser") pursuant to that certain Asset Purchase Agreement dated as of December 27, 1996 among Victory, MMI and Purchaser (the "Purchase Agreement").

     C. MMI, AAI, Victory, Victory International, Lenders and Agent desire to amend and modify certain provisions of the Loan Agreement. Upon the date on which each of the conditions set forth in Section 2 of this Amendment have been satisfied, all such amendments shall be deemed effective as of January 22, 1997 (the "Effective Date").

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

     SECTION 1. Amendment to the Loan Agreement. MMI, AAI, Victory, Victory International, Lenders and Agent agree that the Loan Agreement is, as of the Effective Date, amended as follows:

     1.1 Section 9.2(O) is hereby amended by deleting such section in its entirety and replacing it with the following:

          (O) Disposition of Assets. Sell, lease or otherwise dispose of any of their Properties, or permit any Subsidiary to sell, lease or otherwise dispose of any of their Properties including in either case any disposition of Property as part of a sale and leaseback transaction, to or in favor of any Person, except (i) sales of Inventory in the ordinary course of Borrowers' businesses or sales of slow-moving, obsolete or other Inventory which is not Eligible Inventory, in either case for so long as no Event of Default exists hereunder, (ii) a transfer of Property to a Borrower by a Subsidiary, (iii) dispositions expressly authorized by this Agreement, (iv) sales or dispositions of

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     Equipment and/or real Property which would not alone or in conjunction with other sales or dispositions materially and adversely affect Borrowers business operations or abilities to repay the Obligations, (v) the sale of that certain parcel of property owned by Victory located at Woodcrest & Burnt Mill Road, Cherry Hill, New Jersey 08034 pursuant to that certain Agreement of Purchase and Sale dated October 28, 1996 between Victory and Vineland Construction Co., or (vi) the sale of substantially all of the assets of Victory pursuant to that certain Asset Purchase Agreement dated as of December 27, 1996 among Victory, MMI and Victory Acquisition Group L.L.C.; provided, however, that $1,470,000 of the proceeds of such sale shall be applied to prepay the principal installments of the Term Loan in inverse order of maturity and the remaining balance of the proceeds of such sale shall be applied to prepay the Revolving Credit Loan (without a permanent reduction in the Revolving Credit Loan Commitment).

     SECTION 2. Conditions Precedent to Effectiveness of this Amendment. The amendments to the Loan Agreement embodied in this Amendment shall not be effective (in which case such agreement shall remain in full force and effect unamended by this Amendment) unless and until the following conditions precedent have been satisfied:

          (a) this Amendment shall have been executed by the parties hereto;

          (b) an opinion of D'Ancona & Pflaum, counsel to the Borrowers, to the effect that: (A) this Amendment has been duly authorized by all necessary corporate action on the part of the Borrowers, has been duly executed and delivered by the Borrowers and constitutes the legal, valid and binding contract of the Borrowers enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); (B) no approval, consent or withholding of objection on the part of, or filing or regulation or qualification
     with, any  governmental  body, Federal,   state  or  local,  is
     necessary in connection with the execution, delivery and performance of this Amendment or any other agreements being delivered by the Borrowers in connection with the amendments contemplated

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     hereunder;  (C)  the  execution,   delivery  and  performance  by  the
     Borrowers of this Amendment or any other agreement being delivered in connection with the amendments contemplated hereunder do not conflict with or result in the breach of any of the provisions of, or constitute a default under or result in the breach of any of the provisions of, or constitute a default under or result in the creation or imposition of any Lien upon any property of the Borrowers pursuant to the Articles or Certificate of Incorporation or By-laws of the Borrowers or any agreement, license or other instrument known to such counsel to which any of the Borrowers is a party or by which any of such Borrowers may be bound; and such opinion shall cover such other matters relating to this Amendment and the amendments contemplated hereunder as the Lenders may reasonably request;

          (c) the net proceeds of the sale of the Victory Assets received by Victory upon closing shall be equal to approximately $5,000,000 and, subject to the terms of the Purchase Agreement, an additional $1,000,000 shall be payable to Victory after the closing subject to the terms of the Purchase Agreement. The Borrowers shall apply $1,470,000 of the net proceeds from the sale of the Victory Assets to prepay the principal installments of the Term Loan in inverse order of maturity. The remaining balance of the net proceeds from the sale of the Victory Assets shall be used to prepay the Revolving Credit Loan (without a permanent reduction in the Revolving Credit Loan Commitment);

          (d) the Parent shall have delivered its consent to the amendments contemplated hereunder and reaffirmed its obligations under the Support Agreement, by its execution and delivery of the Parent Support Letter in the form of Exhibit A hereto;

          (e) the  representations  and warranties of the Borrowers contained in
     Section 3 of this Amendment shall be true and correct as of the Effective Date;

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          (f) the Agent shall have received:

               (i) the fully executed Taiwanese Subsidiary Guaranty (as defined in the First Amendment) pursuant to Section 5(c) the First Amendment;

               (ii) the fully executed Taiwanese Subsidiary Stock Pledge Agreement (as defined in the First Amendment) pursuant to Section 5(d) of the First Amendment and the related shares of capital stock shall be endorsed in blank; and

               (iii) evidence of the existence and good standing of Asbury Worldwide (Taiwan) Company, Ltd. (the "Taiwanese Subsidiary");

          (g)  the  Northwestern   Mutual  Life  Insurance  Company  shall  have
     delivered its consent to the amendments contemplated hereunder; and

          (h) the Agent shall have received copies, certified as being true, correct and complete, of the Purchase Agreement and evidence satisfactory in form and substance to it that the transactions contemplated therein have been consummated.

     SECTION 3. Representations and Warranties of Borrowers. Each Borrower represents and warrants that:

          (a) the execution, delivery and performance by it of this Amendment has been duly authorized by all necessary corporate action or any other necessary action on their respective parts;

          (b) this Amendment has been duly executed and delivered by each Borrower;

          (c) this Amendment and the Loan Agreement are and will be, legal, valid and binding obligations of each Borrower, enforceable against each Borrower in accordance with its terms, except as the enforcement thereof may be subject to (i) the effect of any applicable bankruptcy,

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     insolvency, reorganization, moratorium or similar laws affecting creditors'
     rights generally, and (ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law);

          (d)  the  representations,   warranties  and  covenants  contained  in
     Sections 5, 6, 7, 8 and 9 of the Loan Agreement are true and correct in all material respects on and as of the Effective Date as if made on such date;

          (e) MMI owns and controls either directly or indirectly not less than 80% of the capital stock (and any securities convertible at any time and from time to time into capital stock) of the Taiwanese Subsidiary; MMI has capitalized the Taiwanese Subsidiary in an amount not to exceed U.S. $200,000; and the Taiwanese Subsidiary is authorized to guarantee all outstanding indebtedness of the Borrowers, including the Obligations;

          (f) no Default or Event of Default under the Loan Agreement has occurred and is continuing; and

          (g) since September 30, 1996 there has been no material adverse change in the business, financial or other conditions of any Borrower, or in the collateral securing the Obligations or in the prospects of any Borrower, other than the one time charge of approximately $1,371,000 from the discontinued operations of Victory.

     SECTION 4. Reference to and Effect on Loan Agreement.

          (a) On and after the Effective Date, each reference in the Loan Agreement to "this Agreement," "hereunder," "hereof," "herein," or words of like import, and each reference to any of such agreements in any of the other documents delivered in connection therewith, shall mean and be a reference to the Loan Agreement as amended hereby.

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          (b) Except as specifically  amended above,  the Loan Agreement and the
     Loan Documents shall remain in full force and effect and are hereby in all respects ratified and confirmed.

          (c) Notwithstanding this Amendment, Lender is not in any way obligated to further modify, extend or amend any Loan Documents or to forebear or forestall any collection efforts or other remedies it may have under the Loan Documents or at law.

          (d) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lender under the Loan Agreement or any of the Loan Documents.

     SECTION 5. Collateral Documents. Each Borrower has heretofore executed and delivered to the Lender certain Loan Documents and each Borrower hereby acknowledges and agrees that, notwithstanding the execution and delivery of this Amendment, the Loan Documents remain in full force and effect and the rights and remedies of the Lender thereunder, the obligations of each Borrower thereunder and the liens and security interests created and provided for thereunder remain in full force and effect and shall not be affected, impaired or discharged hereby. Nothing herein contained shall in any manner affect or impair the priority of the liens and security interests created and provided for in the Loan Documents as to the indebtedness which would be secured thereby prior to giving effect to this Amendment.

     SECTION 6. Expenses. The Borrowers agree to pay on demand all costs and expenses of or incurred by the Lender in connection with the negotiation, preparation, execution and delivery of this Amendment and the other instruments and documents executed and delivered in connection with the transactions described herein (including the filing or recording thereof), including the fees and expenses of counsel for the Lenders.

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     SECTION 7. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

     SECTION 8. Governing Law. This Amendment shall be governed and construed with reference to the laws of the State of Illinois, without regard to principles of conflicts of law.

     SECTION 9. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.

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     IN WITNESS  WHEREOF,  this  Amendment  has been duly  executed  in Chicago,
Illinois, on the day and year specified at the beginning hereof.

BORROWERS:
MIDDLEBY MARSHALL INC.                         VICTORY REFRIGERATION COMPANY


By:                                            By:
Its:                                           By:


ASBURY ASSOCIATES, INC.                        VICTORY INTERNATIONAL, INC.


By:                                            By:
Its:                                           Its:


SANWA BUSINESS CREDIT                          THE CIT GROUP/BUSINESS CREDIT
CORPORATION, as Agent and Lender               INC., as Lender



By:                                            By:
Its:                                           Its:


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